Exhibit 4.16

NOTICE OF GRANT OF Restricted Stock Units

CORVEX, INC.
Inducement award

FOR GOOD AND VALUABLE CONSIDERATION, Corvex, Inc. (the “Company”) hereby grants, to the Participant designated below, the number of Restricted Stock Units specified below (the “Award”). The Award constitutes a non-plan “inducement award” as contemplated by The Nasdaq Stock Market Listing Rule 5635(c)(4) and is therefore not made under the Corvex, Inc. 2026 Equity Incentive Plan (the “Plan”). Nonetheless, the Award is subject to the terms and conditions of the Plan as if it were granted under the Plan. The Award shall be subject to this Notice of Grant (the “Notice of Grant”) and the attached Terms and Conditions of Restricted Stock Units (together with the Notice of Grant, the “Award Agreement”).

Participant:	[Name]
Grant Date:	[Date]
Number of Restricted Stock Units:	[####]
Vesting Schedule:	Subject to the terms of the Plan and this Award Agreement, the Restricted Stock Units will vest in accordance with the following vesting schedule, provided that the Participant does not incur a Termination of Service prior to the applicable vesting date(s):
Treatment Upon Termination of Service:	Except as otherwise provided in a written agreement between the Participant and the Company or any of its Subsidiaries, if the Participant incurs a Termination of Service for any reason, any Restricted Stock Units that have not otherwise vested as of immediately prior to such Termination of Service will immediately be forfeited.

By signing below, the Participant agrees that this Award is governed by the terms and conditions of the Plan and the Award Agreement.

Participant	CORVEX, Inc.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

Terms and Conditions of Restricted Stock Units

1. Grant of Restricted Stock Units.

(a) The Award granted to the Participant and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

(b) The Administrator has approved the grant to the Participant of the Award, conditioned upon the Participant’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Participant for review. The Administrator may unilaterally cancel and forfeit the Award in its entirety if the Participant does not accept the terms of this Award Agreement within such 60-day period.

(c) Each Restricted Stock Unit represents the right to receive one share of Common Stock (a “Share”) on or following the date it vests. Unless and until a Restricted Stock Unit has vested, Participant will have no right to payment for the related Share. Prior to actual payment of a Share for a vested Restricted Stock Unit, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Shares covered by Restricted Stock Units that vest will be paid to Participant in whole Shares, subject to Participant satisfying any applicable taxes. Restricted Stock Units representing a fractional Share shall accumulate and vest on the next following vesting date on which the aggregate of vested fractional Shares represents a whole Share. Vested Restricted Stock Units will be paid in Shares promptly following vesting (and in any event within 60 days).

(d) Any issuance of Common Stock under the Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

2. Restrictions.

(a) Participant will not have any rights and privileges of a stockholder of the Company with respect to the Restricted Stock Units, including the right to receive dividends, until the corresponding Common Stock is paid to Participant. In addition:

(i) none of the Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of other than by will or the laws of descent and distribution, unless permitted by the Administrator in its sole and absolute discretion;

(ii) the Restricted Stock Units will be forfeited and returned to the Company, and all rights of the Participant with respect to the Restricted Stock Units will terminate in their entirety, on the terms and conditions set forth in Section 3 below.

(b) Any attempt to dispose of the Restricted Stock Units or any interest in the Restricted Stock Units in a manner contrary to the terms of this Award Agreement will be void and of no effect.

3. Forfeiture. Except as otherwise provided in a written agreement between the Participant and the Company or any of its Subsidiaries, if, prior to the applicable vesting date, (i) the Participant incurs a Termination of Service for any reason, (ii) there occurs a material breach of the Award Agreement by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Section 5 below, all rights of the Participant to any unvested Restricted Stock Units shall terminate immediately and be forfeited in their entirety.

4. Withholding.

(a) The Administrator shall determine the amount of any Tax Withholding Obligation with respect to any income recognized by the Participant with respect to the Award.

(b) Participant acknowledges that, regardless of any action taken by the Company, or, if different, Participant’s employer (the “Employer”), the ultimate liability for Tax Withholding Obligations is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Withholding Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Withholding Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Withholding Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.

(c)  In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax Withholding Obligations. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations, if any, with regard to all Tax Withholding Obligations by one or a combination of the following: (i) withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer, or any Affiliate of the Company; or (ii)  withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (iii) withholding Shares from Shares to be issued upon settlement of the Restricted Stock Units.

(d) The Company and/or the Employer may withhold or account for Tax Withholding Obligations by considering statutory withholding amounts or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Common Stock, or if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax Withholding Obligations directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax Withholding Obligations is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax Withholding Obligation.

5. Adjustment; Change in Control. Upon any event described in Section 10 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 10 of the Plan shall apply to the Award. Upon a Change in Control occurring after the Grant Date, the provisions of Section 11 of the Plan shall apply to the Award.

6. Bound by Plan and Administrator Decisions. By accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Administrator, and the Administrator shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Administrator and any decision made by the Administrator with respect to the Award Agreement or the Plan shall be final and binding on all persons.

7. Participant Representations. The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Award Agreement and the Plan and that the Participant’s decision to receive the Award is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of the Award.

8. Regulatory and Other Limitations. Notwithstanding anything else in this Award Agreement, the Administrator may impose conditions, restrictions, and limitations on the issuance of shares of Common Stock under the Award unless and until the Administrator determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Administrator has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

9. Miscellaneous.

(a) Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Participant from time to time; and to the Participant at the Participant’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Participant, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d) Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Participant under the Award Agreement shall be binding upon and inure to the benefit of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e) Governing Law; Consent to Jurisdiction; Consent to Venue. The Award Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or the Award Agreement, the parties hereto hereby submit to and consent to the exclusive jurisdiction of the State of Virginia and agree that any related litigation shall be conducted solely in the courts of Arlington County, Virginia or the federal courts for the U.S. for the Eastern District of Virginia, where the Award Agreement is made and/or to be performed, and no other courts.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g) Amendment. The Award Agreement may be amended at any time by the Administrator, provided that no amendment may, without the consent of the Participant, materially impair the Participant’s rights with respect to the Award.

(h) Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i) No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving the Participant any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j) Section 409A. It is intended that the Award Agreement and the Award will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 10(j) shall not be construed as a guarantee of any particular tax effect for the Participant’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(k) Further Assurances. The Participant agrees, upon demand of the Company or the Administrator, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Administrator, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

(l) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units or future Restricted Stock Units by electronic means or request Participant’s consent to receive the Restricted Stock Units or future Restricted Stock Units by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the grant of the Restricted Stock Units through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(m) Clawback/Recovery Policy. Notwithstanding any other provision of the Award Agreement, the Award, any Shares issued upon settlement of the Restricted Stock Units, and any proceeds realized with respect to the foregoing shall be subject to recovery, cancellation, forfeiture, or recoupment by the Company pursuant to (i) any clawback, recoupment, or compensation recovery policy adopted by the Company, including after the Grant Date, or the listing standards of any national securities exchange on which the Common Stock is listed, and (ii) any applicable law, rule, regulation, or exchange listing standard that imposes mandatory recoupment obligations on the Company.

5